Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Alliance Financial Corporation of our report dated March 12, 2010 relating to the financial statements of Alliance Financial Corporation, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance Financial Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
December 23, 2010